UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2008

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On July 30, 2008, management of the Tennessee Valley Authority (“TVA”) and the Audit, Governance, and Ethics Committee of the Board of Directors agreed that TVA’s financial statements for the fiscal years ended September 30, 2006 and 2007, and the quarterly periods ended December 31, 2006, March 31, 2007, June 30, 2007, December 31, 2007, and March 31, 2008, should not be relied upon due to errors in the estimates of unbilled revenue.  TVA will be restating its financial statements for these periods by amending the relevant periodic reports.

TVA is primarily a wholesale provider of power to distributor customers (“customers”) that resell the power to end users at retail rates.  Under TVA’s end-use billing arrangements with its customers, TVA relies on the customers to report their end-use sales.  Because of the delay between the wholesale delivery of power to the customer and the report of end-use sales to TVA, TVA must estimate the unbilled revenue at the end of each financial reporting period.  In September 2006, TVA implemented a change in methodology for estimating unbilled revenue for electricity sales.  As noted in TVA’s Annual Report on Form 10-K/A for the year ended September 30, 2006, this change resulted in an increase of $232 million in unbilled revenue for fiscal year 2006.  The estimation process implemented in September 2006 utilized the customers’ average rates and an estimate of the number of days of revenue outstanding that reflects the delay in reporting the end-use sales to TVA (“days outstanding”).  The number of days outstanding was derived by regression analysis.  TVA has determined that this method overestimated the days outstanding.  TVA is further changing its estimation process to use TVA meter data and individual distributor wholesale bill dates.

TVA is currently evaluating the impact of these errors.  TVA estimates that the impact from the errors was an overstatement of net income for the fiscal year ended September 30, 2006, and understatements of net income for the fiscal year ended September 30, 2007, and the six months ended March 31, 2008.  TVA estimates that the changes to the financial statements as of or for the respective periods will primarily involve total assets and retained earnings on the balance sheets, and revenues and net income on the statements of income.  The errors and restatements have no impact on net cash provided by operating activities.

These estimations are preliminary and are subject to change during the restatement process.  Additional adjustments to TVA’s financial statements may be determined to be necessary during the restatement process.

TVA has determined that the errors resulted from a material weakness related to the processes, procedures, and controls surrounding the calculation of unbilled revenue; accordingly, the discussion of management’s evaluation of TVA’s disclosure controls and procedures in the periodic reports mentioned above will be revised as appropriate.

In order to remediate this material weakness, TVA is taking the following steps: (i) performing additional analysis on TVA’s unbilled revenue estimates; (ii) expanding the management review of the assumptions in the calculation; and (iii) further documenting the procedures to manage changes in the process of estimating unbilled revenue.

TVA management and the Audit, Governance, and Ethics Committee have discussed the matters disclosed in this Current Report on Form 8-K with Ernst and Young LLP, TVA’s current registered independent public accounting firm.  In addition, TVA management has discussed these matters with PricewaterhouseCoopers LLP, TVA’s registered independent public accounting firm for the fiscal years ended September 30, 2006 and 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennessee Valley Authority
(Registrant)

Date: August 5, 2008	/s/ Kimberly S. Greene
Kimberly S. Greene
Chief Financial Officer and Executive Vice President,
Financial Services